Exhibit 5.1

BOSTON     CONNECTICUT     NEW JERSEY     NEW YORK     WASHINGTON, D.C.

DAY PITNEY LLP
Attorneys at Law

Mail To: P.O. Box 1945  Morristown, NJ  07962
Deliver To: 200 Campus Drive  Florham Park, NJ  07932
T: (973) 966 6300 F: (973) 966 1015
info@daypitney.com

June 8, 2009

Valley National Bancorp
1455 Valley Road
Wayne, New Jersey 07470

Re: Valley National Bancorp

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) (No. 333-157561), under the Securities Act of 1933, as amended (the “Act”), by Valley National Bancorp, a New Jersey corporation (the “Company”).  We also refer to our opinion dated February 27, 2009, which was included as Exhibit 5 to the Registration Statement, and the prospectus supplement to the Registration Statement filed with the Commission on June 8, 2009 (the “Prospectus Supplement”).  The Prospectus Supplement relates to the offer and issue of up to 5,670,000 shares (the “Shares”) of the Company’s no par value common stock, in at-the-market offerings from time to time, in accordance with that certain Equity Distribution Agreement, dated June 8, 2009 (the “Distribution Agreement”), among the Company, Stifel, Nicolaus & Company, Incorporated (“Stifel”), and RBC Capital Markets Corporation (“RBC,” and together with Stifel, the “Sales Agents”), relating to the sales of the Shares by the Company to or through the Sales Agents from time to time.

In connection herewith, we have examined:

(1)           the Amended and Restated Certificate of the Company;

(2)           the By-laws of the Company;

(3)           the Registration Statement;

(4)           the Prospectus Supplement; and

(5)           the Distribution Agreement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, statements and certificates of public officials, officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed.  In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.  When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

June 8, 2009

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued and delivered by the Company and paid for pursuant to the Distribution Agreement, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States and the law of the State of New Jersey.  We express no opinion as to the effect of the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, incorporated by reference into the Registration Statement.  In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Day Pitney LLP

DAY PITNEY LLP